Exhibit 5

                                   LAW OFFICE
                                       OF
                                STEWART A. MERKIN
                                 ATTORNEY AT LAW
                           RIVERGATE PLAZA, SUITE 300
                               444 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                             e-mail: merkmia@aol.com

Tel.: (305) 357-5556                               Fax:  (305) 358-2490


April 21, 2002

China Xin Network Media Corp.
1255 Peel Street, Suite 550
Montreal, Quebec, Canada H3B2T

Dear Sir:

I have acted as special counsel to China Xin Network Media Corp., a Florida corporation (the "Corporation"), in connection with the offering of 200,000 shares if its Common Stock to consultants and employees of the Corporation. The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement".)

Please be advised that I am of the opinion that the Corporation's Common Stock has been duly authorized by the Corporation and, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of our name in the Registration Statement and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stewart A. Merkin,

Stewart A. Merkin, Esq., P.A.